EXHIBIT 35.2

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ME Portfolio Management Limited
ABN 79 005 964 134
Level 16, 360 Collins Street
Melbourne Vic 3000
Telephone 03 9605 6000
Facsimile 03 9605 6200
www.membersequitybank.com.au
GPO Box 1345
Melbourne Vic 3001

SERVICER'S CERTIFICATE OF COMPLIANCE

Re:
Assessment of compliance for services provided pursuant to the Mortgage Origination and Management Agreement, dated July 4, 1994, as amended, and the other transaction documents relating to SMHL Global Fund 2007-1 (collectively, the "Agreements").

The undersigned hereby certifies that:

1.  I, Paul Garvey, am an authorised officer of ME Portfolio Management Limited (the "Manager").

2.  A review of the Manager's activities during the period from June 5, 2007 (the date of issuance of the SMHL Global Fund 2007-1 transaction) through June 30, 2007 (the "Reporting Period"), and of its performance under each of the Agreements has been made under my supervision.

3. To the best of my knowledge, based on such review, the Manager has fulfilled all of its obligations under each of the Agreements in all material respects throughout the Reporting Period.

ME PORTFOLIO MANAGEMENT LIMITED

Date: September 28, 2007

By: /s/ Paul Garvey
Name: Paul Garvey
Title: Manager - Financial Markets